Exhibit 99.1

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, New Jersey 07083

March 22, 2023

VIA ELECTRONIC MAIL

HBC Investments LLC

c/o Hudson Bay Capital Management LP

28 Havemeyer Place, 2nd Floor

Greenwich CT 06830

RE:	Preferred Warrant Waiver

Ladies and Gentlemen:

Reference is made to that certain Warrant to Purchase Series A Convertible Preferred Stock, as initially dated February 7, 2023 (as amended, the “Warrant”), No. PW-001, issued by Bed Bath & Beyond Inc., a New York corporation (the “Company”) to HBC Investments LLC (the “Holder”). Capitalized terms not defined herein shall have the meaning as set forth in the Warrant.

Effective as of the time both the Company and the Holder shall have duly executed and delivered this letter, for the period commencing on 9:00 A.M., New York City time on March 20, 2023, through, and including, 9:00 AM, New York City time on April 3, 2023 (the “Limited Waiver Period”), the Holder hereby waives the occurrence of any Price Failure that has occurred or may occur during such Limited Waiver Period (the “Limited Waiver”). For the avoidance of doubt, the Limited Waiver shall cease to be of further force and effect after 9:00 AM, New York City time on April 3, 2023.

The waiver is limited to the term of the Warrant explicitly waived in accordance herewith and should not be construed as an indication that the Holder would be willing to agree to any future amendments, modifications to, consent of, or waiver of any of the terms of the Warrant, or any other agreement, instrument or security or any amendments, modifications to, consents of, or waiver of any breach or any Equity Conditions Failure that may exist or occur thereunder.

Except as otherwise expressly provided herein, each Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

The Company hereby represents and warrants to the Holder that, by no later than 9:30 AM Eastern Time on March 23, 2023, the Company shall have disclosed all material, non-public information (if any) provided up to such time by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents by the filing of a Current Report on Form 8-K disclosing the existence of this letter. In addition, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of its affiliates, on the other hand, have terminated.

This letter may not be changed, modified or altered except by an agreement in writing, signed by the Company and the Holder.

This letter will be governed by, and interpreted and enforced in accordance with, the laws of the State of New York. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York with respect to any matter arising hereunder or related hereto. The parties to this letter hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the matters contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

The invalidity or unenforceability of any provision or covenant of this letter shall not affect the validity or enforceability of any other provision or covenant hereof, and any such invalid provision or covenant shall be deemed to be severable.

This letter shall be construed without regard to the party or parties responsible for the preparation of same and shall be deemed as prepared jointly by the parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party.

The parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry the purposes of this letter.

This letter may be executed in counterparts, facsimile and/or PDF copies shall be deemed to be originals, and counterparts together constitute one and the same instrument.

Please confirm your agreement to the foregoing by signing a copy of this letter in the space indicated below.

Very truly yours,

BED BATH & BEYOND INC.

By:	/s/ Sue Gove
Name:	Sue Gove
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED,

as of the date first written above:

HBC INVESTMENTS LLC

By:	/s/ Richard Allison
Name:	Richard Allison
Title:	Authorized Signatory,

Hudson Bay Capital Management LP

not individually, but solely as

Investment Advisor to HBC Investments LLC

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